HEIN + ASSOCIATES LLP
     Certified Public Accountants and Consultants with offices in Denver, Dallas and Los Angeles.

     5075 Westheimer, Suite 970
     Houston, Texas 77056
     Telephone (713) 850-9814
     Telecopier (713) 850-0725





     Securities and Exchange Commission
     Washington, D.C.  20549


     Gentlemen:

     We were previously principal accountants for C&K 1981 Fund-A, Ltd. and on March 13, 1995 reported on the financial position of C&K 1981 Fund-A, Ltd. ("C&K") as of December 31, 1994 and 1993 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1994. On June 14, 1995, we were dismissed as principal accountants of C&K. We have read C&K's statements included under Item 4 of its Form 8-K for June 14, 1995 and we agree with such statements.


     Hein + Associates LLP
     Certified Public Accountants

     Houston, Texas
     June 20, 1995